UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF

THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): JUNE 28, 2006

OSI SYSTEMS, INC.

(EXACT NAME OF REGISTRANT SPECIFIED IN CHARTER)

CALIFORNIA	000-23125	330238801
(STATE OR OTHER JURISDICTION OF INCORPORATION)	(COMMISSION FILE NUMBER)	(IRS EMPLOYER IDENTIFICATION NO.)

12525 CHADRON AVENUE

HAWTHORNE, CA 90250

(ADDRESS OF PRINCIPAL EXECUTIVE OFFICES) (ZIP CODE)

(310) 978-0516

(REGISTRANT’S TELEPHONE NUMBER, INCLUDING AREA CODE)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On June 28, 2006, OSI Systems, Inc. issued a press release announcing that its majority-owned subsidiary, Spacelabs Healthcare, Inc., had entered into a definitive agreement to purchase the Del Mar Reynolds cardiology division of Ferraris Group PLC, a company registered in England and Wales.

The Del Mar Reynolds division is a global developer, manufacturer and seller of cardiac monitoring systems, including Holter recorders, ECG, stress systems and related software and services under the “Del Mar Reynolds,” “Hertford Cardiology,” and “Hertford Medical” trade names. In addition, it operates a core laboratory business that provides clinical trial services to pharmaceutical companies and to clinical research organizations.

Under the terms of the agreement, Spacelabs Healthcare will pay Ferraris approximately £14 million ($25.5 million), subject to an adjustment of plus or minus £1 million ($1.8 million) based upon revenue and EBITDA results for Del Mar Reynolds for the 13-month period ended September 30, 2006. In addition, the agreement provides for an additional earn-out payment of up to £5 million ($9.1 million), if Del Mar Reynolds achieves certain revenue targets during fiscal year 2007. The additional earn-out, if any, may be satisfied, at Spacelabs Healthcare’s discretion, either in cash or by the issuance of Spacelabs Healthcare common stock.

The proposed acquisition is expected close by the end of July 2006 and is subject to Ferraris shareholder approval and other customary closing and regulatory conditions. Spacelabs Healthcare intends to finance the proposed acquisition, in part, with a senior credit facility to be established prior to the closing.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit 99.1:	Press Release of OSI Systems, Inc., dated June 29, 2006.

Exhibit 99.2:	Press Release of Spacelabs Healthcare, Inc., dated June 29, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OSI SYSTEMS, INC.
Date: July 6, 2006

	By:	/s/ Victor Sze
Victor Sze
General Counsel

EXHIBIT INDEX

Exhibit Number	Description
Exhibit 99.1:	Press Release of OSI Systems, Inc., dated June 29, 2006.

Exhibit 99.2:	Press Release of Spacelabs Healthcare, Inc., dated June 29, 2006.